UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to §240.14a-12

LOGICVISION, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

	☒	No fee required.

	☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
		(1)	Title of each class of securities to which transaction applies:
		(2)	Aggregate number of securities to which transaction applies:
		(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
		(4)	Proposed maximum aggregate value of transaction:
		(5)	Total fee paid:

	☐	Fee paid previously with preliminary materials.

	☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

		(1)	Amount Previously Paid:
		(2)	Form, Schedule or Registration Statement No.:
		(3)	Filing Party:
		(4)	Date Filed:

     LOGICVISION, INC.
25 METRO DRIVE, THIRD FLOOR
SAN JOSE, CALIFORNIA 95110
(408) 453-0146

[•], 2008

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of LogicVision, Inc. that will be held on [•], 2008, at [•]:00 a.m. at the executive offices of LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California.

     The formal notice of the Special Meeting and the Proxy Statement have been made a part of this invitation.

     After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. Your shares cannot be voted unless you sign, date and return the enclosed proxy, submit your proxy via the internet or telephone, or attend the Special Meeting in person. Your vote is important, so please return your proxy promptly.

     The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

James T. Healy
President and Chief Executive Officer

LOGICVISION, INC.
__________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held [•], 2008
__________________

To the Stockholders of LogicVision, Inc.:

     A Special Meeting of Stockholders of LogicVision, Inc., a Delaware corporation (the “Company”), will be held at the Company’s executive offices at 25 Metro Drive, Third Floor, San Jose, California on [•], 2008, at [•]:00 a.m. Pacific Time, for the following purpose:

To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, at any time prior to the date of the Company’s 2008 Annual Meeting of Stockholders, at a specific ratio to be determined by the Board of Directors in its discretion within a range of not less than 1-for-2 and not more than 1-for-5.

     Stockholders of record as of the close of business on [•], 2008 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Special Meeting will be available at the Secretary’s office, 25 Metro Drive, Third Floor, San Jose, California, for ten days before the meeting.

     It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Bruce M. Jaffe
Secretary

[•], 2008

     LOGICVISION, INC.
25 METRO DRIVE, THIRD FLOOR
SAN JOSE, CALIFORNIA 95110
(408) 453-0146

__________________

PROXY STATEMENT
__________________

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LogicVision, Inc., a Delaware corporation (the “Company”), of proxies in the accompanying form to be used at a Special Meeting of Stockholders of the Company to be held at the Company’s executive offices at 25 Metro Drive, Third Floor, San Jose, California, on [•], 2008, at [•]:00 a.m. Pacific Time, and any postponement or adjournment thereof (the “Special Meeting”).

Who Can Vote

     Stockholders of record at the close of business on [•], 2008 (the “Record Date”), are entitled to vote, at the Special Meeting. As of the close of business on that date, the Company had [•] shares of common stock, $0.0001 par value (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock constitutes a quorum for the transaction of business at the Special Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

     You may vote your shares at the Special Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Special Meeting in accordance with the instructions therein. On the matters coming before the Special Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Common Stock, at any time prior to the date of the Company’s 2008 Annual Meeting of Stockholders, at a specific ratio to be determined by the Board of Directors in its discretion within a range of not less than 1-for-2 and not more than 1-for-5.

     Registered stockholders can simplify their voting and save the Company additional expense by calling [•] or voting via the Internet at [•]. Telephone and Internet voting information is provided on the proxy card if these options are available to you. Votes submitted via the Internet or by telephone must be received by [•] p.m., Eastern Time, on [•], 2008. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocation of Proxies

     Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

  by voting in person at the Special Meeting;

  by submitting written notice of revocation to the Secretary of the Company prior to the Special Meeting; or

  by submitting another proxy of a later date that is properly executed.

Required Vote

     The proposal to approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Common Stock requires the affirmative vote of the majority of the shares outstanding on the Record Date. Abstentions will have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on the proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to the proposal, these non-voted shares will be counted for quorum purposes, but will have the same effect as negative votes.

Solicitation of Proxies

     The Company will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about [•], 2008.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, or submit your proxy via the Internet or telephone, so that, whether you intend to be present at the Special Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Special Meeting.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

     The Board of Directors has adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval the amendment to the Company’s Restated Certificate of Incorporation, effecting, at any time prior to the date of the Company’s 2008 Annual Meeting of Stockholders, a reverse stock split of the Common Stock at a specific ratio to be determined by the Board of Directors in its discretion within a range of not less than 1-for-2 and not more than 1-for-5. If this proposal is approved, the Board of Directors will have the authority, but not the obligation, in its sole discretion, and without any further action on the part of the stockholders, to select a reverse split ratio within this range and to effect, at any time prior to the date of the Company’s 2008 Annual Meeting of Stockholders, the reverse stock split by filing with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Restated Certificate of Incorporation. The Board of Directors will have the ability to decline to file the Certificate of Amendment if they subsequently determine that the reverse stock split is no longer in the best interests of the Company.

     If this proposal is approved and after the Board of Directors selects the ratio for the reverse stock split, then all of the outstanding shares of Common Stock on the date of the reverse stock split will be automatically converted into a smaller number of shares, at the ratio selected by the Board of Directors, as more fully described below. The ratio will be no less than 1-for-2 and no more than 1-for-5. The reverse stock split will also reduce the number of shares of Common Stock authorized for issuance at the same ratio.

     Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split.

     The form of the Certificate of Amendment to effect the reverse stock split is attached hereto as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference. We are proposing that the Board of Directors have the discretion to select the reverse stock split ratio from within a range, rather than proposing that stockholders approve a specific ratio at this time, in order to give the Board of Directors the flexibility to implement a reverse stock split at a ratio that reflects the Board’s then-current assessment of the factors described below under “Determination of Reverse Stock Split Ratio.” If the Board of Directors decides to implement a reverse stock split, the Company will file the Certificate of Amendment with the Delaware Secretary of State and the reverse stock split will be effective when it is filed with the Secretary of State of the State of Delaware or such later time as is chosen by the Board of Directors and set forth in the Certificate of Amendment.

     Purpose of the Reverse Stock Split

     The Board of Directors’ primary objective in proposing the reverse stock split is to raise the per share trading price of the Common Stock. The Board believes that a higher price per share trading price would better enable the Company to maintain the listing of the Common Stock on The NASDAQ Capital Market and generate greater investor interest in the Company.

     Because the Company failed to comply with the $1.00 minimum bid price rule set forth in NASDAQ Marketplace Rule 4450(a)(5) for continued listing on The NASDAQ Global Market, we applied to transfer the Common Stock to The NASDAQ Capital Market. The Common Stock began trading on The NASDAQ Capital Market on October 24, 2007, and is currently listed on The NASDAQ Capital Market.

     In order for the Common Stock to continue to be quoted on The NASDAQ Capital Market, we must satisfy various listing standards established by NASDAQ, including the requirement that we maintain a minimum bid price of our Common Stock above $1.00 per share. In connection with the transfer of the Common Stock to The NASDAQ Capital Market, we were provided an additional 180 calendar days (until April 7, 2008) to comply with the $1.00 minimum bid price continued listing requirement. In order to regain compliance with this requirement, the bid price of the Common Stock must close at $1.00 per share or more for a minimum of 10 consecutive business days.

     The Board of Directors believes that maintaining the listing of the Common Stock on The NASDAQ Capital Market is in the best interests of the Company and our stockholders. If the Common Stock were delisted from The NASDAQ Capital Market, the Board of Directors believes that the liquidity in the trading market for the Common Stock would be significantly decreased, which could reduce the trading price and increase the transaction costs of trading shares of the Common Stock. If the reverse stock split is approved by our stockholders and implemented by the Board of Directors, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing. However, despite the approval of the reverse stock split by our stockholders and the implementation of the reverse stock split by the Board of Directors, the Common Stock may nonetheless be delisted from The NASDAQ Capital Market due to our failure to comply with one or more of the NASDAQ Marketplace rules.

     The Board further believes that an increased stock price may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus enhance liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock. The Board believes that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with such policies and practices to invest in our Common Stock.

     Determination of Reverse Stock Split Ratio

     The ratio of the reverse stock split, if approved and implemented, will be between and including 1-for-2 and 1-for-5, as determined by the Board of Directors in its sole discretion. In determining the reverse stock split ratio, the Board of Directors will consider numerous factors including:

  the historical and projected performance of our Common Stock and volume level before and after the reverse stock split,

  prevailing market conditions,

  general economic and other related conditions prevailing in our industry and in the marketplace generally,

  the projected impact of the selected reverse stock split ratio on trading liquidity in our Common Stock and our ability to continue our Common Stock’s listing on The NASDAQ Capital Market,

  our capitalization (including the number of shares of our Common Stock issued and outstanding),

  the prevailing trading price for our Common Stock and the volume level thereof, and potential devaluation of our market capitalization as a result of a reverse stock split.

     The purpose of asking for authorization to implement reverse stock split at a ratio to be determined by the Board of Directors, as opposed to a ratio fixed in advance, is to give the Board of Directors the flexibility to take into account then-current market conditions and changes in price of our Common Stock and to respond to other developments that may be deemed relevant, when considering the appropriate ratio.

     Effects of Reverse Stock Split

     A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of Common Stock into a proportionately smaller number of shares. For example, if our Board of Directors decides to implement a 1-for-2.5 reverse stock split of our Common Stock, then a stockholder holding 2,500 shares of our Common Stock before the reverse stock split would instead hold 1,000 shares of our Common Stock immediately after the reverse stock split. Each stockholder’s proportionate ownership of our outstanding shares of Common Stock would remain the same, except that stockholders that would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments in lieu of fractional shares. All shares of our Common Stock will remain fully paid and non-assessable.

      The primary purpose of the proposed reverse stock split of our Common Stock is to combine the issued and outstanding shares of our Common Stock into a smaller number of shares so that the shares of our Common Stock will trade at a higher price per share than recent trading prices. Although we expect the reverse stock split will result in an increase in the market price of our Common Stock, the reverse stock split may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in the permanent increase in the market price, which is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission. The history of similar reverse stock splits for companies in like circumstances is varied. If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

     In addition to increasing the market price of our Common Stock, a reverse stock split will also affect the presentation of stockholders’ equity on our balance sheet. Specifically, because the par value per share of our Common Stock will not change, the reduction in the number of outstanding shares of Common Stock will cause our stated capital account to be reduced, and our additional paid-in capital to be increased by an equivalent amount. Total stockholders’ equity will remain unchanged.

     Because no fractional shares will be issued, holders of our Common Stock could be eliminated in the event that the proposed reverse stock split is implemented. However, we are not proposing the reverse stock split as the first step in a “going private” transaction. As of [•], 2008, we had approximately [•] record holders who held fewer than 5 shares of our Common Stock, out of a total of approximately [•] record holders. Therefore, we believe that a reverse stock split, even if approved and implemented at a ratio of 1-for-5, would have no significant effect on the number of record holders of our Common Stock.

     Effect on Authorized and Outstanding Shares

     The following table illustrates the effects of a 1-for-2, 1-for-2.5, 1-for-3, 1-for-3.5, 1-for-4, 1-for-4.5 and 1-for-5 reverse stock split, without giving effect to any adjustments for fractional shares of our Common Stock, on our authorized and outstanding shares of our Common Stock:

				Number of Shares as of December 31, 2007
	Prior to				After Reverse Split
	Reverse
	Stock Split	1-for-2	1-for-2.5	1-for-3	1-for-3.5	1-for-4	1-for- 4.5	1-for-5
Authorized Common Stock	125,000,000	62,500,000	50,000,000	41,666,666	35,714,285	31,250,000	27,777,777	25,000,000
Common Stock:
Outstanding	24,162,883	12,081,441	9,665,153	8,054,294	6,903,680	6,040,720	5,369,529	4,832,576
Issuable upon exercise
of Options	4,352,646	2,176,323	1,741,058	1,450,882	1,243,613	1,088,161	967,254	870,529

     Effect on Outstanding Options

     The reverse stock split, when implemented, will affect the outstanding options to purchase our Common Stock. All of our equity incentive plans include provisions requiring appropriate adjustments to the number of shares of Common Stock covered by the plans and by stock options and other grants under those plans, as well as option exercise prices. For example, if we implement a 1-for-2.5 reverse stock split, each of our outstanding stock options would thereafter evidence the right to purchase two-fifths as many shares of our Common Stock (rounding any fractional shares down to the nearest whole share) and the exercise price per share would be two and a half times the previous exercise price (rounded up to the nearest cent). Further, the number of shares of our Common Stock reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under our existing stock option plans and employee stock purchase plans will be reduced by the same ratio as selected for the reverse stock split.

     No Fractional Shares

     No fractional shares of Common Stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment in lieu of the issuance of any such fractional share in an amount per share equal to the closing price per share on The NASDAQ Capital Market on the trading day immediately preceding the effective date of the reverse stock split (as adjusted to give effect to the reverse stock split), without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor. The terms of some of our stock option plans do not require us to, and we therefore would not expect to, pay cash to option holders in lieu of any fraction of a share issuable upon the exercise of an option.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

     Accounting Matters

     The par value of the shares of our Common Stock is not changing as a result of the implementation of the reverse stock split. Our stated capital, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our Common Stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share and book value per share will be increased as result of the reverse stock split because there will be fewer shares of Common Stock outstanding.

     Implementation of Reverse Stock Split; Certificate of Amendment

     If our stockholders approve this proposal, and the Board of Directors elects to effect the reverse stock split, we will file the Certificate of Amendment included as Appendix A to this proxy statement (as completed to reflect the reverse stock split ratio as determined by the Board of Directors, in its discretion, within the range of not less than 1-for-2 and not more than 1-for-5). The Certificate of Amendment will become effective when it is filed with the Secretary of State of the State of Delaware or such later time as is set forth in the Certificate of Amendment.

     Possible Disadvantages of Reverse Stock Split

     Even though the Board of Directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

     The reduced number of shares of our Common Stock resulting from a reverse stock split could adversely affect the liquidity of our Common Stock.

     A reverse stock split could result in a significant devaluation of the Company’s market capitalization and the trading price of its Common Stock, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits.

     A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our Common Stock. These odd lots may be more difficult to sell than shares of Common Stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

     There can be no assurance that the market price per new share of our Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our Common Stock outstanding before the reverse stock split. For example, based on the market price of our Common Stock on [•], 2008 of $[•] per share, if the stockholders approve this proposal and the Board of Directors select a reverse stock split ratio of 1-for-2.5, there can be no assurance that the post-split market price of our common stock would be $[•] per share or greater.

     Accordingly, the total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

     While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

     If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding.

     Effect on Beneficial Holders of Common Stock (i.e. stockholders who hold in “street name”)

     Upon the reverse stock split, the Company intends to treat shares of Common Stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name”. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

     Effect on Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold certificates)

     Some of the Company’s registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the Company’s transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

     If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Common Stock held following the reverse stock split.

     If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing the check, stockholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

     Effect on Certificated Shares

     Upon the reverse stock split, our transfer agent will act as our exchange agent and to act for holders of Common Stock in implementing the exchange of their certificates.

     Commencing on the effective date of a reverse stock split, stockholders holding shares in certificated form will be sent a transmittal letter by Mellon Investor Services LLC, the transfer agent for the Common Stock. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of the Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split Common Stock (“New Certificates”). No New Certificates will be issued to a stockholder until that stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange the stockholder’s Old Certificates.

     Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the reverse stock split. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these stockholders are entitled.

     Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.

     If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

     If a Stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “No Fractional Shares.”

     Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

     Federal Income Tax Consequences

     The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, notwithstanding anything to the contrary, each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

     Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share as described below). The adjusted basis of the new shares of Common Stock will be the same as the adjusted basis of old shares Common Stock exchanged for such new shares of Common Stock. The holding period of the new, post-split shares of Common Stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding periods for the pre-split shares of Common Stock exchanged for the new shares of Common Stock.

     A stockholder who receives cash in lieu of a fractional share will be treated as if we had issued a fractional share to the stockholder and then immediately redeemed the fractional share for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder’s pre-split shares of Common Stock corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder’s holding period exceeds 12 months.

     No Dissenters’ Rights

     The holders of shares of Common Stock will have no dissenters’ rights of appraisal under Delaware law, our Restated Certificate of Incorporation or our Bylaws with respect to the Certificate of Amendment effectuating a reverse stock split.

     Vote Required

     In order to be adopted, this proposal must receive the affirmative vote of the majority of the shares of Common Stock outstanding on the Record Date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL 1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of December 31, 2007, as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each of the Company’s current directors, (iii) the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110. The percentage of Common Stock beneficially owned is based on 24,162,883 shares outstanding as of December 31, 2007. In addition, shares issuable pursuant to options or warrants which may be exercised within 60 days of December 31, 2007 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

		Right to Acquire		Percentage of
	Number of Shares	Beneficial Ownership		Common Stock
Name and Address of Beneficial	of Common Stock	within 60 days of		Beneficially
Owner	Beneficially Owned (1)	December 31, 2007	Total	Owned
Directors and Named Executive
Officers:
Gregg E. Adkin (2)	2,347,926	45,000	2,392,926	9.9%
James T. Healy	107,790	481,656	589,446	2.4%
Randall A. Hughes	25,000	47,500	72,500	*
Richard Okumoto	0	0	0	*
Mathew Raggett	15,517	47,500	63,017	*
Richard C. Yonker	0	40,000	40,000	*
Bruce M. Jaffe	79,759	246,994	326,753	1.3%
Ronald H. Mabry	0	243,327	243,327	*
Farhad Hayat	37,500	53,750	91,250	*
Fadi Maamari	33,125	132,310	165,435	*
5% Stockholders:
Austin W. Marxe and David M.
Greenhouse (3)	1,544,330	0	1,544,330	6.4%
MicroCapital LLC (4)	2,721,336	0	2,721,336	11.3%
Lewis Asset Management,
Corp.(5)	2,403,122	0	2,403,122	10.0%
Pacific Asset Partners (6)	1,210,000	0	1,210,000	5.0%
Valley Ventures II, L.P. and
Valley Ventures III, L.P. (7)	2,347,926	0	2,347,926	9.7%
All Directors and Executive Officers
as a group (10 persons) ……	2,646,617	1,338,037	3,984,654	15.6%

____________________

*	Less than 1%.

(1)

To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)

Includes 866,229 shares held by Valley Ventures II, L.P. and 1,481,697 shares held by Valley Ventures III, L.P. Mr. Adkin is a managing member of VV II Management, L.L.C., the general partner of Ventures II and a managing member of VV III Management, L.L.C., the general partner of Ventures III. Mr. Adkin is also a limited partner of Ventures II and Ventures III. Mr. Adkin disclaims beneficial ownership of the Company’s shares held by Valley Ventures II, L.P. and Valley Ventures III, L.P., except to the extent that his interest in the shares arise from his interest, if any, in those entities. See note (7).

(3)

According to a Schedule 13G filed jointly on February 14, 2007 by Andrew W. Marxe and David M. Greenhouse, Messrs. Marxe and Greenhouse share voting and dispositive power over 224,835 shares of Common Stock owned by Special Situations Technology Fund, L.P., and 1,319,495 shares of Common Stock owned by Special Situations Technology Fund II, L.P. The principal place of business for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, N.Y. 10022.

(4)

According to a Schedule 13G/A filed jointly on December 7, 2007 by MicroCapital LLC, Ian P. Ellis and MicroCapital Fund, LP, MicroCapital LLC, a registered investment adviser and Mr. Ellis, a managing member and majority owner of MicroCapital LLC, have shared voting and dispositive power over 2,721,336 shares, and MicroCapital Fund, LP has shared voting and dispositive power over 1,987,118 shares. MicroCapital LLC acts as investment advisor and general partner to MicroCapital Fund, LP and as investment advisor to MicroCapital Fund Ltd. The address of the principal office of MicroCapital LLC, Mr. Ellis and MicroCapital Fund, LP is 623 Fifth Avenue, Suite 2502, New York, NY 10022.

(5)

According to a Schedule 13G/A filed jointly on June 27, 2007 by Lewis Asset Management, Corp. and Lewis Opportunity Fund, LP, Lewis Asset Management, Corp. has shared voting and dispositive power over 2,403,122 shares and Lewis Opportunity Fund, LP has shared voting and dispositive power over 1,953,715 shares. The address of the principal business office for Lewis Asset Management, Corp is 45 Rockefeller Plaza, Suite 2570, New York, NY 10111.

(6)

According to a Schedule 13G filed jointly on December 29, 2006 by Pacific Asset Partners, an investment adviser, has sole voting and dispositive power over the shares listed. The address of the principal place of business for Pacific Asset Partners is 222 Kearney Street, Suite 410, San Francisco, CA 94108.

(7)

According to an amended Schedule 13D/A filed jointly on June 27, 2006 by Valley Ventures II, L.P., Valley Ventures III, L.P., VV II Management, L.L.C., VV III Management, L.L.C., John M. Holliman III, Gregg E. Adkin and Lawrence J. Aldrich, and a Form 4 filed on November 1, 2007, Ventures II holds 866,229 shares and Ventures III holds 1,481,697 shares. VV II Management, L.L.C., the general partner of Valley Ventures II, has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock held by Ventures II. Each of Messrs. Adkin and Holliman, as managing members of VV II, has sole power to vote or to direct the vote of the shares held by Ventures II and shared power to dispose or direct the disposition of the shares held by Ventures II. VV III Management, L.L.C., the general partner of Valley Ventures III, has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock held by Ventures III. Each of Messrs. Adkin and Holliman, as managing members of VV III, has shared power to vote or to direct the vote of the shares held by Ventures III and shared power to dispose or direct the disposition of the shares held by Ventures III. Messrs. Adkin and Holliman are limited partners of Ventures II and Ventures III. Each of VV II, VV III, Mr. Adkin and Mr. Holliman disclaims beneficial ownership of all shares of Common Stock held by Ventures II and Ventures III except to the extent that his or its interest in the shares arises from his or its interest, if any, in those entities. The business address for each person and entity is 80 East Rio Salado Parkway, Suite 705, Tempe, AZ 85281. Mr. Adkin is a director of the Company.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

     Proposals of stockholders of the Company intended to be presented by such stockholders at the Company’s 2008 Annual Meeting of Stockholders must have been received by the Secretary of the Company no later than December 20, 2007 in order to have been included in the Company’s proxy statement and form of proxy relating to that meeting.

     A stockholder proposal not included in the Company’s proxy statement for the 2008 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

     Whether or not you intend to be present at the Special Meeting, we urge you to return your signed proxy promptly.

By order of the Board of Directors

Bruce M. Jaffe
Secretary

[•], 2008

Appendix A

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

LOGICVISION, INC.

     LogicVision, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     FIRST: The name of the corporation is LogicVision, Inc.

     SECOND: At a meeting of the Board of Directors of LogicVision, Inc., resolutions were duly adopted declaring the advisability of an amendment to the Certificate of Incorporation, as follows, and providing that:

     Article IV.A of the Restated Certificate of Incorporation of LogicVision, Inc. shall be hereby amended and restated to read as follows:

“ARTICLE IV.

      A. Classes of Stock. The total number of shares of all classes of capital stock that the corporation shall have authority to issue is [___]1, of which [___]2 shares of the par value of one hundredth of one cent ($0.0001) each shall be Common Stock (the “Common Stock”) and five million (5,000,000) shares of the par value of one hundredth of one cent ($0.0001) each shall be Preferred Stock (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.

     Upon this Certificate of Amendment to the Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of Common Stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Date, shall be, and hereby is, reclassified as and changed into [one-Xth (1/X)]3of a share of Common Stock, par value $0.0001 per share (the “New Common Stock”). Each outstanding stock certificate which immediately prior to the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by [one-Xth (1/X)] and rounding such number down to the nearest whole integer, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. The corporation shall not be required to issue or deliver any fractional shares of New Common Stock. Each holder of such New Common Stock shall be entitled to receive for such fractional interest, and at the Effective Date any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) such fractional share interest to which the holder would otherwise be entitled by (ii) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective Date on The NASDAQ Stock Market, or if the principal exchange on which the Common Stock is then traded is other than The NASDAQ Stock Market, such exchange as may be applicable. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of Common Stock.”

____________________

1	5,000,000 plus (125,000,000 multiplied by 1/X). 1/X refers to a fraction within the range of 1/5 to 1/2 inclusive, to be selected by the Board of Directors, as described in the footnote below.

2	125,000,000 multiplied by 1/X. 1/X refers to a fraction within the range of 1/5 to 1/2 inclusive, as described in the footnote below.

3	“1/X” represents a fraction, within the range of 1-for-2 to 1-for-5, inclusive, to be determined by the Board of Directors, such that references to “1/X” or “one-Xth” are to a number no less than 1/2 and no greater than 1/5, as selected by the Board of Directors.

A-1

     THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective at _:__ Eastern Time on ____ __, 2008

     IN WITNESS WHEREOF, LogicVision, Inc. has caused this certificate to be signed by its _________, this ___ day of ____________, 2008.

By
Name:
Title:

A-2

P R O X Y	PROXY

LOGICVISION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby authorizes James T. Healy or Bruce M. Jaffe, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Special Meeting of Stockholders of LogicVision, Inc. (the “Company”) to be held at the executive offices of LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California on [•], 2008 at [•]:00 a.m., or at any postponement or adjournment thereof, and instructs said Proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Special Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

The Board of Directors recommends a vote FOR Proposal 1.	Please	[___]
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

1.

To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, at any time prior to the date of the Company’s 2008 Annual Meeting of Stockholders, at a specific ratio to be determined by the Board of Directors in its discretion within a range of not less than 1-for-2 and not more than 1-for-5.

	FOR	AGAINST	ABSTAIN
	[___]	[___]	[___]
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” Proposal 1.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date

Please sign where indicated above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through [•] PM Eastern Time on [•], 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
[•]		[•]		Mark, sign and date
Use the Internet to vote your		Use any touch-tone telephone to		your proxy card and
proxy.
Have your proxy card in hand	OR	vote your proxy. Have your proxy	OR	return it in the
when
you access the web site.		card in hand when you call.		enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Proxy Statement on the internet at [•].